NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Second Quarter Results

Spartanburg, South Carolina, July 27, 2005...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces a 60% increase in second quarter net income from continuing operations to $1,043,000, or $.17 per share, on a 25% sales increase to $30,829,000. This compares to net income from continuing operations of $653,000, or $.11 per share, for the same quarter last year on sales of $24,746,000. For the first six months of 2005, net income from continuing operations was up 84% to $2,541,000, or $.41 per share, compared to net income from continuing operations of $1,380,000, or $.23 per share, for the same period of 2004, on a 23% increase in sales to $63,563,000. The Company recorded net losses from discontinued operations of $11,000, or $.00 per share, and $51,000, or $.01 per share, for the second quarter and first six months of 2005, respectively, compared to net losses of $212,000, or $.04 per share, and $274,000, or $.05 per share for the same periods last year. As a result, the Company had net income of $1,032,000, or $.17 per share, and $2,490,000, or $.40 per share, for the second quarter and first six months of 2005, respectively, compared to net income of $441,000, or $.07 per share, and $1,106,000, or $.18 per share, for the same periods last year.

Specialty Chemicals Segment

Sales in the Specialty Chemicals Segment were up 13% for the second quarter and 18% for the first six months of 2005, respectively, from the prior year. However, operating income declined 34% for the second quarter and 4% for the first six months, respectively, from the prior year. Although the Cleveland, Tennessee location continued to experience good increases in sales and profits, the Spartanburg, S.C. location performed poorly for the quarter in both sales and profits causing the operating income decline experienced in the quarter compared to the same quarter last year. Spartanburg's decline in sales came from a decline in contract manufacturing in the second quarter as contract customers' product requirements were either reduced or pushed out into subsequent quarters. The reduction in sales created the poor operating results coming primarily from negative manufacturing variances. As discussed in previous quarters, the Segment has introduced a new line of fire retardant chemicals and began receiving orders for the products at the end of the first quarter of 2005. Sales order activity has increased steadily throughout the second quarter to a variety of customers. Applications for this new line of chemicals include mattresses, furniture and home appliances, which are subject to proposed Federal fire retardant regulations that we believe will become effective in early 2006. Regulations already exist in California requiring mattress manufacturers to utilize fire retardant products that conform to the new regulations in their production process which began January 1, 2005. Qualifications of our products continue to have good success in each of the applications. In addition, our products offer a safer alternative to the use of certain compounds used in products currently servicing these industries. As we begin the third quarter, activity among the major mattress manufacturers related to this issue has picked up significantly caused by the expected 2006 regulation deadline. Based on the positive test results our products continue to achieve, management continues to expect the demand for fire retardant products to ramp up in the second half of 2005 and grow into significant volumes by the end of 2005. Management anticipates that sales activity from contract manufacturing at the Spartanburg location will improve during the third and fourth quarter to levels more consistent with the first quarter of 2005. This Segment's business tends to be impacted by general economic conditions, and assuming the increase in contract manufacturing and no significant downturn in the general economy, management expects this Segment to continue to operate profitably going forward.

Metals Segment

Dollar sales for the Metals Segment increased 32% for the second quarter and 26% for the first six months of 2005 from the same periods a year earlier. The increases resulted from 36% and 25% higher average selling prices partially offset by 4% and 17% lower unit volumes compared to last year's second quarter and year to date amounts, respectively. Operating income increased 60% and 78% for the quarter and year-to-date, respectively, compared to the same periods last year. Surcharges paid on stainless steel raw materials increased about 45% in the second quarter compared to the same quarter in 2004, but only increased about 9% from the first quarter of 2005 halting the significant increases experienced over the past several quarters. The Segment was able to pass through most of these cost increases which accounted for most of the increase in selling prices. Consistent with the first quarter of 2005, commodity pipe sales in the second quarter contributed to the decline in lower unit volumes from the second quarter of 2004, partially offset by higher margin specialty alloy sales. Because of the steadily increasing raw material and selling prices experienced in the quarter and first six months, the Segment generated higher profits from selling lower cost inventories which, coupled with the increase in special alloy sales, contributed to the significant profit improvement experienced for the quarter and six months compared to the same periods last year. Piping systems generated operating profits in the quarter and six months compared to losses experienced in the same periods of 2004. Piping systems' backlog improved to $18,000,000 at the end of the second quarter of 2005 which was up $5,100,000, or 40%, from the first quarter of 2005 and 8% over the 2004 second quarter end backlog of $16,700,000. A significant amount of the increase came from a LNG project to be completed over the first half of 2006. Market conditions for commodity pipe softened during the second quarter carrying over into the beginning of the third quarter. However, specialty alloy sales continue to be strong and management remains optimistic about the current conditions that exist in the specialty alloy markets. The Segment has been successful in penetrating new markets, such as projects in the LNG industry, where management believes there is significant growth potential. If piping systems can continue to generate sufficient volume through its operations, and demand for commodity and special alloy piping continue at their current levels, management believes this Segment will continue to operate profitably.

Financial Condition

The company's balance sheet showed notable improvement during the first half of 2005. Total debt of $10,142,000 at the end of the second quarter was 52% below the level at the end of last year and equaled only 28% of equity compared to 62% six months earlier. Management is pleased to have accomplished one of its principal goals of substantially reducing both debt and inventory.

Other Items

At the end of 2004, the Company sold certain of the assets associated with the Blackman Uhler, LLC dye business effective January 31, 2005. The sale has been completed and relevant operations were transferred to the purchaser by the end of the first quarter of 2005. The operations of the Colors Segment are being reported as discontinued operations and the loss reported for the second quarter and six months of 2005 came primarily from payments of severance to terminated employees and professional fees.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Form 10-Q includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this Form 10-Q.

Contact: Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
	-----------------	-----------------	-----------------	-----------------
Net sales
Specialty Chemicals Segment	$11,068,000	$9,775,000	$22,588,000	$19,209,000
Metals Segment	19,761,000	14,971,000	40,975,000	32,582,000
	-----------------	-----------------	-----------------	-----------------
	$30,829,000	$24,746,000	$63,563,000	$51,791,000
	=========	=========	=========	=========
Operating income
Specialty Chemicals Segment	$243,000	$367,000	$991,000	$1,030,000
Metals Segment	1,911,000	1,197,000	4,060,000	2,272,000
	-----------------	-----------------	-----------------	-----------------
	2,154,000	1,564,000	5,051,000	3,302,000
Unallocated expenses
Corporate	474,000	319,000	1,002,000	668,000
Interest and debt expense	216,000	244,000	451,000	515,000
Other (income) expense	(22,000)	-	(32,000)	-
	-----------------	-----------------	-----------------	-----------------
Income from continuing
operations before income taxes	1,486,000	1,001,000	3,630,000	2,119,000

Provision for income taxes	443,000	348,000	1,089,000	739,000
	-----------------	-----------------	-----------------	-----------------
Net income from
continuing operations	1,043,000	653,000	2,541,000	1,380,000
Net loss from
discontinued operations	(11,000)	(212,000)	(51,000)	(274,000)
	-----------------	-----------------	-----------------	-----------------

Net income	$1,032,000	$441,000	$2,490,000	$1,106,000
	=========	=========	=========	=========

Net income (loss) per basic common share:
Continuing operations	$.17	$.11	$.42	$.23
Discontinued operations	($.00)	($.04)	($.01)	($.05)
	-----------------	-----------------	-----------------	-----------------
Net income	$.17	$.07	$.41	$.18
	=========	=========	=========	=========

Net income (loss) per diluted common share:
Continuing operations	$.17	$.11	$.41	$.23
Discontinued operations	($.00)	($.04)	($.01)	($.05)
	-----------------	-----------------	-----------------	-----------------
Net income	$.17	$.07	$.40	$.18
	=========	=========	=========	=========

Average shares outstanding
Basic	6,053,999	6,005,274	6,040,018	5,997,289
	=========	=========	=========	=========
Diluted	6,203,300	6,151,708	6,176,867	6,107,990
	=========	=========	=========	=========

Backlog-Piping Systems & Process Equipment			$18,000,000	$16,700,000
			=========	=========

Balance Sheet	July 2, 2005	Jan 1, 2005
Assets	-----------------	-----------------
Cash and sundry current assets	$1,266,000	$1,490,000
Accounts receivable, net	18,258,000	14,471,000
Inventories	21,712,000	26,350,000
Current assets of discontinued operations	-	5,383,000
	-----------------	-----------------
Total current assets	41,236,000	47,694,000
Property, plant and equipment, net	17,788,000	18,229,000
Other assets	5,275,000	5,279,000
	-----------------	-----------------
Total assets	$64,299,000	$71,202,000
	=========	=========

Liabilities and shareholders' equity
Accounts payable	$8,691,000	$8,086,000
Accrued expenses	5,810,000	3,171,000
Current liabilities of discontinued operations	-	1,349,000
	-----------------	-----------------
Total current liabilities	14,501,000	12,606,000
Long-term debt	10,142,000	21,205,000
Other long-term liabilities	3,006,000	3,461,000
Shareholders' equity	36,650,000	33,930,000
	-----------------	-----------------
Total liabilities & shareholders' equity	$64,299,000	$71,202,000
	=========	=========